Exhibit 99.1

For Immediate Release

Cleantech Solutions International Enters into Sale and Purchase Agreement to Acquire 51% of Inspirit Studio

Hong Kong – October 27, 2017 – Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT) today announced that its wholly-owned subsidiary, EC Technology & Innovations Limited (“ECTI”), has entered into a sale and purchase agreement with the shareholder of Inspirit Studio (“Inspirit”), to acquire 51% ownership of Inspirit. ECTI will acquire 51% of Inspirit for consideration of HK$3.0 million, which shall be satisfied by the allotment and issuance of 85,473 unregistered shares of the Company at a price of $4.50 per share.

“We are very excited to join the Cleantech Solutions group to further develop and enhance our community courier solutions,” said Kurt Tam, CEO of Inspirit Studio. “We have already made plans to enhance our solutions, cover a broader market scope, and allow more people to join as both users and service providers.”

“We are happy to welcome Inspirit and Anyway to the Cleantech Solutions network,” said Parkson Yip, COO of Cleantech Solutions. “The sharing economy is growing around the world. We strongly believe Anyway will penetrate everyday life, allowing people to serve each other more easily. By integrating the Anyway business model and the user groups, Cleantech Solutions will be better able to grow our community sharing concepts. We expect to increase active service providers in Hong Kong from 2,000 to 120,000 and expand into other regions in the next 12 months. We look forward to acquiring more sharing economy related businesses as we continue to pioneer the global growth of sharing economy markets.”

According to iimediaResearch, the number of users participating in the peer-to-peer delivery sharing market in China has grown from 124 million in 2014 to 231 million in 2016, and experts expect it to grow to 353 million by 2018. Approximately 1.4 billion transactions were recorded in the first quarter of 2017.

About Cleantech Solutions International

Cleantech Solutions, through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

About Inspirit Studio

Inspirit Studio has been engaging in developing a mobile app platform which provides instant errand services in a peer to peer model. Its vision is to create an innovative consumption pattern and improve quality of life by effectively reallocating idle resources in communities. Income is mainly generated from commission charged on each errand service transaction, apart from that, it will diversify its revenue stream by introducing advertising business and big data analytics. The upcoming mission is to expand its errand network, continuously optimize its business model, integrate into the ecosystem of the Cleantech Solutions group and join together into a global network.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended June 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Cleantech Solutions International, Inc.

Parkson Yip, COO

E-mail: parkson.yip@cleantechsolutionsinternational.com

+852-31060372

Web: www.cleantechsolutionsinternational.com

Compass Investor Relations

Elaine Ketchmere, CFA

Email: eketchmere@compass-ir.com

+1-310-528-3031

Web: www.compassinvestorrelations.com